Exhibit 99.1

Idera Pharmaceuticals Announces Appointment of Howard Pien to its Board of Directors

Exton, PA — September 18, 2018 — Idera Pharmaceuticals, Inc. (NASDAQ: IDRA), a pharmaceutical company focused on the development and commercialization of its proprietary immune modulator, tilsotolimod, for the treatment of cancer, today announced that Howard Pien joined its Board of Directors, effective September 18, 2018.

Mr. Pien has worked in the pharmaceutical and biotechnology industries for more than three decades.  In addition to Idera, Mr. Pien serves as the Non-executive Chairman of Indivior PLC. Previously Mr. Pien was the Lead Independent Director of ViroPharma Incorporated, Chairman of the Board of Vanda Pharmaceuticals and Chairman of the Board of Directors of Juno Therapeutics.  Mr. Pien’s additional prior Board service includes Ikaria Inc., Immunogen, Inc. and Sage Therapeutics.

Mr. Pien was the Chairman of the Board and Chief Executive Officer of Medarex, Inc, until it was acquired by Bristol Myers Squibb and Chairman of the Board and Chief Executive Officer of Chiron Corporation, until it was acquired by Novartis.  Mr. Pien was the President of Pharmaceuticals at SmithKline Beecham and the President of International of Glaxo Smith Kline.  Early in his career, Mr. Pien served in roles at Abbott Laboratories and Merck & Co.

Mr. Pien received a B.S. from MIT and an M.B.A. from Carnegie-Mellon University.

“I am pleased to welcome Howard to the Idera Board’, stated Jim Geraghty, Chairman of Idera’s Board of Directors. “Howard’s exceptional experience in building industry-leading companies will be a tremendously valuable addition as Idera continues its growth toward becoming a patient-focused commercial biotechnology company.”

“I am thrilled to in a position of working together with Howard again,” stated Vincent Milano, Idera’s Chief Executive Officer.  “My experience of Howard’s presence in a board setting through my time when we were together at ViroPharma was incredibly appreciated and rewarding and I am looking forward to continuing that collaborative effort here at Idera.”

The company today is also announcing that Mr. Julian Baker of Baker Brothers Investments, is stepping down from the Board of Directors effective September 18, 2018.  Mr. Baker has served on the Idera Board of Directors since 2014.  During his time on the Board, Mr. Baker played an integral role in providing strategic guidance and also was instrumental in shaping the company’s current leadership team ultimately bringing a new level of strategic focus to Idera.

“I have appreciated the opportunity to serve on the Board of Idera for the past four years,” stated Julian C. Baker. “I have the utmost confidence in Vin and his leadership team.  I fully support the direction that they are leading Idera to enhance shareholder value over the long term.”

About Idera Pharmaceuticals

Harnessing the approach of the earliest researchers in immunotherapy and Idera’s experience in developing proprietary immunology technologies, Idera’s lead development program is focused on priming the immune system to play a more powerful role in fighting cancer, ultimately increasing the number of people who can benefit from immunotherapy. Idera is committed to working with investigators and partners who share the common goal of addressing the unmet needs of patients suffering from difficult to treat, unmet cancers. To learn more about Idera, visit www.iderapharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included or incorporated in this press release, including statements regarding the Company’s strategy, future operations, collaborations, cash resources, financial position, future revenues, projected costs, prospects, clinical trials, plans and objectives of management, are forward-looking statements. The words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Idera cannot guarantee that it will actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on the Company’s forward-looking statements. There are a number of important factors that could cause Idera’s actual results to differ materially from those indicated or implied by its forward-looking statements, including whether the Company’s cash resources will be sufficient to fund the Company’s continuing operations and the further development of the Company’s programs for the period anticipated; whether interim results from a clinical trial will be predictive of the final results of the trial; whether results obtained in preclinical studies and clinical trials will be indicative of the results that will be generated in future clinical trials; whether products based on the Company’s technology will advance into or through the clinical trial process when anticipated or at all or warrant submission for regulatory approval; whether such products will receive approval from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies; whether, if the Company’s products receive approval, they will be successfully distributed and marketed; whether the Company’s collaborations will be successful; and such other important factors set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2017 and in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2018. Although Idera may elect to do so at some point in the future, the Company does not assume any obligation to update any forward-looking statements and it disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor and Media Contact

Robert Doody

Vice President, Investor Relations and Corporate Communications

Office: 484-348-1677

rdoody@iderapharma.com